SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 4, 2012

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

35 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 5.02 is hereby incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012 (the “Effective Date”) SIGA Technologies, Inc. (“SIGA”) entered into an Employment Agreement (the “Haynes Employment Agreement”) with William J. Haynes II, 54, pursuant to which he will become SIGA’s Executive Vice President and General Counsel.  The Haynes Employment Agreement expires on June 4, 2014, and, unless either party provides thirty (30) days notice prior to the end of the term, shall automatically renew for additional one (1) year periods thereafter.  Pursuant to the Haynes Employment Agreement, SIGA agrees to pay to Mr. Haynes an annual base salary of $450,000, subject to any cost of living or merit increases as may be approved by the Board of Directors of SIGA (the “Board”).  Mr. Haynes is also eligible to receive, subject to the discretion of the Compensation Committee, an annual cash bonus, the target value of which is fifty percent (50%) of Mr. Haynes’s base salary, and an annual equity bonus, the target value of which is fifty percent (50%) of Mr. Haynes’s base salary.  Such equity shall vest in equal installments on each of the first three anniversaries of the date of grant.  On the Effective Date, SIGA shall make a one-time grant to Mr. Haynes of 100,000 common stock options (the “Sign-On Options”) with a term of ten (10) years from the date of grant.  The grant agreement shall provide that the Sign-On Options will have a strike price at the market price on the Effective Date.  The Sign-On Options shall vest in equal installments on each of the first three anniversaries of the Effective Date.

SIGA may terminate the Haynes Employment Agreement with or without cause (as such term is defined in the Haynes Employment Agreement).  In the event that SIGA provides notice to Mr. Haynes of its desire not to renew the Haynes Employment Agreement, Mr. Haynes shall be entitled to (x) the continued payment of his base salary for one year, and (y) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith.  Upon any termination of Mr. Haynes’s employment by SIGA without cause or termination by Mr. Haynes for good reason (as such term is defined in the Haynes Employment Agreement), Mr. Haynes shall be entitled to (i) the standard termination payments (as such term is defined in the Haynes Employment Agreement), (ii) the continued payment of his base salary for one year, (iii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith, and (iv) a pro rata amount of stock option grants and the full amount of all annual restricted stock grants to Mr. Haynes shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

Upon termination of Mr. Haynes’s employment by SIGA for cause, by Mr. Haynes without good reason, or if Mr. Haynes’s employment is terminated by reason of death or as a result of Mr. Haynes becoming totally disabled (as such term is defined in the Haynes Employment Agreement), Mr. Haynes (or his estate, as the case may be) shall be entitled to (i) the standard termination payments, and (ii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith.

Upon the termination of Mr. Haynes’s employment by SIGA without cause, if Mr. Haynes terminates his employment for good reason or if SIGA delivers a notice of non-renewal, in each case, in connection with or after the occurrence of a change in control (as such term is defined in the Haynes Employment Agreement), Mr. Haynes shall be entitled to (i) the standard termination payments, (ii) the continued payment of his base salary for one year, (iii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith, (iv) a pro rata portion of any annual bonuses for the year of termination based on the number of days employed during such year, and (v) all stock options and restricted stock grants to Mr. Haynes shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

Mr. Haynes, currently a Distinguished Fellow at the George Mason School of Law's Center for Infrastructure Protection and Homeland Security, served as Chief Corporate Counsel at Chevron Corporation from 2008 until the beginning of this year.  From 2001 to 2008, he was General Counsel of the United States Department of Defense.  Prior to serving as the General Counsel of the Department of Defense, Mr. Haynes twice was a partner in the Washington, D.C. office of Jenner & Block (1993-1996 and 1999-2001).  From 1996 through 1998, he served as staff vice president and associate general counsel of General Dynamics Corporation, and in 1997 and 1998 was also general counsel of General Dynamics Corporation’s Marine Group.  From 1990 to 1993, he was General Counsel of the United States Department of the Army.  Mr. Haynes earned his Juris Doctor degree from Harvard Law School, and his Bachelor of Arts degree from Davidson College.

The foregoing description of the terms of the Haynes Employment Agreement is qualified in its entirety by the full text of the Haynes Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated into this Item 5.02 by reference.

On June 4, 2012, SIGA issued a press release announcing that Mr. Haynes would become Executive Vice President and General Counsel of SIGA effective June 4, 2012. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of June 4, 2012, between SIGA and William J. Haynes II

99.1	Press Release, dated June 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name:	Daniel J. Luckshire
Title:	Chief Financial Officer

Date:  June 4, 2012